Exhibit 99.1

CVR Refining Reports 2016 Second Quarter Results

SUGAR LAND, Texas (July 28, 2016) - CVR Refining, LP (NYSE: CVRR), a refiner and marketer of petroleum fuels, today announced second quarter 2016 net income of $78.1 million on net sales of $1,164.4 million, compared to net income of $227.8 million on net sales of $1,547.5 million for the second quarter of 2015. Adjusted EBITDA, a non-GAAP financial measure, for the 2016 second quarter was $84.7 million compared to adjusted EBITDA of $194.3 million for the 2015 second quarter.

For the first six months of 2016, net income was $10.1 million on net sales of $1,998.4 million, compared to net income of $274.5 million on net sales of $2,852.0 million for the comparable period a year earlier. Adjusted EBITDA for the first six months of 2016 was $119.8 million, compared to adjusted EBITDA of $356.0 million for the first six months of 2015.

“CVR Refining posted solid operational performance during the 2016 second quarter,” said Jack Lipinski, chief executive officer. “The Coffeyville and Wynnewood refineries posted a combined crude throughput of 202,536 barrels per day (bpd), which fell within the range of our outlook despite lower crude rates at the Coffeyville refinery due to restrictions on the Magellan pipeline system.

“While we saw an improvement in refining margins quarter over quarter, we were disappointed in product realizations due to a large overhang of product inventories in the U.S.,” Lipinski said. “In addition, the increasing cost of RINs significantly impacted our results. RINs, which we have to purchase to comply with the Renewable Fuel Standard (RFS), have become completely disconnected from the cost of blending and instead have become a source of windfall profits for blenders who the Environmental Protection Agency (EPA) chose to exempt from the program. The RFS program, as currently managed by the EPA, fails on many fronts. Not only are exempt blenders earning windfall profits from selling RINs to refiners who cannot blend, the RFS program allows exempt blenders to retain the profits and not increase biofuel usage in the U.S.

“RINs have become a black pool allowing exempt parties, and even speculators, to drive prices to confiscatory levels. We believe the market may be cornered, the effect of which will be to bring small merchant refiners to the brink of bankruptcy while unjustly enriching speculators and exempt blenders,” Lipinski continued. “RINs were intended to be a compliance tool for refiners, not a device to extract windfall profits from obligated parties. The EPA needs to open its eyes and recognize that it must change the point of obligation to close the loophole that allows these exempt blenders, who control the vast majority of biofuels blending, to retain the profits from selling RINs without investing in increasing biofuel use. The windfall serves no regulatory purpose, but creates a system of winners and losers within the fuels industry based on their ability to blend.

“Market experts like Goldman Sachs and Credit Suisse are advising investors to avoid companies with high RIN exposure and to buy shares in large retail and distribution chains, like Casey’s General Stores, who are benefitting from this structural flaw in the EPA’s rule,” he said. “For example, Goldman Sachs predicts that Casey’s will see a 1 percent increase in EBITDA for every 10 cent increase in the price of RINs. Adding to concerns about the RIN market is the ability of third parties to buy and sell RINs. At the point that Goldman Sachs is advising investors to buy shares based on their RIN exposure, it seems reasonable to ask the question of whether third-party speculators are buying and selling RINs directly. There are a discrete number of obligated parties. It would be very easy for third parties to buy RINs and corner the market, driving up prices for obligated parties even higher. The EPA has so far refused to disclose the identity of the entities holding, buying and selling RINs, but this certainly should be investigated.

“There are pending lawsuits seeking to compel the EPA to fix the loophole and administrative requests for a rulemaking, both targeted at stopping the flow of profits to exempt parties at the expense of RIN-short refiners. We are hopeful that justice and reason will prevail and that RINs will once again become a compliance tool for refiners and not a windfall profit device for exempt parties,” Lipinski concluded.

Consolidated Operations

Second quarter 2016 throughputs of crude oil and all other feedstocks and blendstocks totaled 210,488 bpd. Throughputs of crude oil and all other feedstocks and blendstocks for both refineries totaled 221,095 bpd for the same period in 2015.

Refining margin adjusted for FIFO impact per crude oil throughput barrel, a non-GAAP financial measure, was $9.56 in the 2016 second quarter, compared to $17.22 during the same period in 2015. Direct operating expenses, including major scheduled turnaround expenses, per barrel sold, exclusive of depreciation and amortization, for the 2016 second quarter were $4.33, compared to $4.43 in the second quarter of 2015.

Distributions

CVR Refining will not pay a cash distribution for the 2016 second quarter.

“As a result of forecasted weaker NYMEX crack spreads and escalating RINs costs, the Board of Directors has determined that it is prudent to retain cash to preserve the company’s ability to support necessary future operating needs,” Lipinski said. “This reserve may be released to unitholders in the future if margins improve or if RINs prices decline.”

CVR Refining is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices paid for crude oil and other feedstocks, as well as the prices received for finished products, and other cash reserves deemed necessary or appropriate by the board of directors of its general partner.

Second Quarter 2016 Earnings Conference Call

CVR Refining previously announced that it will host its second quarter 2016 Earnings Conference Call for analysts and investors on Thursday, July 28, at 1 p.m. Eastern. The Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information and other material information about business and financial matters.

The Earnings Conference Call will be broadcast live over the Internet at https://www.webcaster4.com/Webcast/Page/1005/15906. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8289.

For those unable to listen live, the Webcast will be archived and available for 14 days at https://www.webcaster4.com/Webcast/Page/1005/15906. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 13639901.

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Forward-Looking Statements
This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Refining disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Refining, LP
Headquartered in Sugar Land, Texas, CVR Refining, LP is an independent downstream energy limited partnership that owns refining and related logistics assets in the Midcontinent United States. CVR Refining’s subsidiaries operate a complex full coking medium-sour crude oil refinery with a rated capacity of 115,000 barrels per calendar day (bpcd) in Coffeyville, Kansas, and a complex crude oil refinery with a rated capacity of 70,000 bpcd in Wynnewood, Oklahoma. CVR Refining’s subsidiaries also operate supporting logistics assets including approximately 340 miles of active owned and leased pipelines, approximately

150 crude oil transports, a network of strategically located crude oil gathering tank farms, and approximately 6.4 million barrels of owned and leased crude oil storage capacity.

For further information, please contact:

Investor Contact:
Jay Finks
CVR Refining, LP
(281) 207-3588
IR@CVRRefining.com

Media Relations:
Angie Dasbach
CVR Refining, LP
(281) 207-3550
MediaRelations@CVRRefining.com

CVR Refining, LP

Financial and Operational Data (all information in this release is unaudited except as otherwise noted).

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions, except per unit data)
Statement of Operations Data:
Net sales	$1,164.4	$1,547.5	$1,998.4	$2,852.0
Cost of product sold	941.9	1,180.9	1,664.2	2,237.1
Direct operating expenses (1)	84.0	90.3	201.7	177.3
Flood insurance recovery	—	(27.3)	—	(27.3)
Selling, general and administrative expenses	16.8	18.6	35.3	36.7
Depreciation and amortization	31.6	34.2	63.1	68.2
Operating income	90.1	250.8	34.1	360.0
Interest expense and other financing costs	(10.1)	(10.4)	(20.9)	(21.7)
Interest income	—	0.1	—	0.2
Loss on derivatives, net	(1.9)	(12.6)	(3.1)	(64.0)
Other income (expense), net	—	(0.1)	—	—
Income before income tax expense	78.1	227.8	10.1	274.5
Income tax expense	—	—	—	—
Net income	$78.1	$227.8	$10.1	$274.5

Net income per common unit - basic and diluted	$0.53	$1.54	$0.07	$1.86

Adjusted EBITDA*	$84.7	$194.3	$119.8	$356.0
Available cash for distribution*	$—	$144.2	$—	$256.0

Weighted average, number of common units outstanding:
Basic and diluted	147.6	147.6	147.6	147.6
______________________________
* See “Use of Non-GAAP Financial Measures” below.
(1) Direct operating expenses includes $2.1 million and $31.5 million of major scheduled turnaround expenses during the three and six months ended June 30, 2016, respectively.

	As of June 30, 2016	As of December 31, 2015
		(audited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$159.3	$187.3
Working capital (1)	317.0	297.5
Total assets (1)	2,192.7	2,189.0
Total debt, including current portion (1)	573.4	573.8
Total partners’ capital	1,291.5	1,281.4
______________________________
(1) Prior period amounts have been retrospectively adjusted for Accounting Standard Update No. 2015-03, which requires that costs incurred to issue debt be presented in the balance sheet as a direct reduction from the carrying value of the debt.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$37.8	$160.0	$40.8	$308.5
Investing activities	(24.0)	(36.4)	(68.0)	(78.1)
Financing activities	(0.4)	(112.5)	(0.8)	(167.4)
Net cash flow	$13.4	$11.1	$(28.0)	$63.0

Capital expenditures for property, plant and equipment:
Maintenance capital expenditures	$14.3	$20.4	$39.6	$40.7
Growth capital expenditures	9.7	16.0	28.4	37.4
Total capital expenditures	$24.0	$36.4	$68.0	$78.1

Operating Data

The following tables set forth information about our consolidated operations and our Coffeyville and Wynnewood refineries. Reconciliations of certain non-GAAP financial measures are provided under “Use of Non-GAAP Financial Measures” below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$12.07	$19.12	$9.50	$16.47
FIFO impact, favorable	(2.51)	(1.90)	(1.06)	(0.32)
Refining margin adjusted for FIFO impact*	9.56	17.22	8.44	16.15
Gross profit*	5.80	14.05	1.97	10.63
Gross profit excluding flood insurance recovery*	5.80	12.63	1.97	9.90
Direct operating expenses and major scheduled turnaround expenses	4.56	4.71	5.73	4.75
Direct operating expenses excluding major scheduled turnaround expenses	4.45	4.62	4.84	4.71
Direct operating expenses and major scheduled turnaround expenses per barrel sold	4.33	4.43	5.34	4.43
Direct operating expenses excluding major scheduled turnaround expenses per barrel sold	$4.22	$4.35	$4.50	$4.39
Barrels sold (barrels per day)	213,368	224,031	207,669	220,876
______________________________
* See “Use of Non-GAAP Financial Measures” below.

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Refining Throughput and Production Data (bpd):
Throughput:
Sweet	176,674	83.9%	192,691	87.1%	173,700	85.5%	184,082	84.4%
Medium	3,429	1.6%	1,082	0.5%	2,471	1.2%	3,841	1.8%
Heavy sour	22,433	10.7%	16,954	7.7%	17,174	8.5%	18,298	8.4%
Total crude oil throughput	202,536	96.2%	210,727	95.3%	193,345	95.2%	206,221	94.6%
All other feedstocks and blendstocks	7,952	3.8%	10,368	4.7%	9,827	4.8%	11,855	5.4%
Total throughput	210,488	100.0%	221,095	100.0%	203,172	100.0%	218,076	100.0%
Production:
Gasoline	108,330	51.3%	107,439	48.3%	107,105	52.7%	108,263	49.3%
Distillate	86,622	41.0%	95,881	43.1%	82,309	40.5%	92,675	42.1%
Other (excluding internally produced fuel)	16,280	7.7%	19,160	8.6%	13,900	6.8%	19,011	8.6%
Total refining production (excluding internally produced fuel)	211,232	100.0%	222,480	100.0%	203,314	100.0%	219,949	100.0%
Product price (dollars per gallon):
Gasoline	$1.44		$1.87		$1.24		$1.67
Distillate	1.37		1.81		1.22		1.75

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Market Indicators (dollars per barrel):
West Texas Intermediate (WTI) NYMEX	$45.64	$57.95	$39.78	$53.34
Crude Oil Differentials:
WTI less WTS (light/medium sour)	0.83	(0.71)	0.49	0.12
WTI less WCS (heavy sour)	12.92	9.57	13.26	11.60
NYMEX Crack Spreads:
Gasoline	19.13	26.02	17.53	22.34
Heating Oil	12.82	21.69	12.37	24.33
NYMEX 2-1-1 Crack Spread	15.98	23.85	14.95	23.33
PADD II Group 3 Basis:
Gasoline	(5.49)	(6.19)	(5.68)	(4.87)
Ultra Low Sulfur Diesel	(1.18)	(3.69)	(1.10)	(4.10)
PADD II Group 3 Product Crack Spread:
Gasoline	13.64	19.83	11.85	17.47
Ultra Low Sulfur Diesel	11.63	18.00	11.27	20.23
PADD II Group 3 2-1-1	12.64	18.91	11.56	18.85

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions, except operating statistics)
Coffeyville Refinery Financial Results:
Net sales	$778.0	$1,006.3	$1,306.0	$1,858.0
Cost of product sold	630.7	764.8	1,093.4	1,465.7
Refining margin*	147.3	241.5	212.6	392.3
Direct operating expenses	46.1	51.2	93.8	101.5
Major scheduled turnaround expenses	2.1	1.7	31.5	1.7
Flood insurance recovery	—	(27.3)	—	(27.3)
Depreciation and amortization	16.8	19.5	33.6	38.9
Gross profit*	$82.3	$196.4	$53.7	$277.5

Refining margin adjusted for FIFO impact*	$117.1	$212.4	$186.2	$381.7

Coffeyville Refinery Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$12.71	$20.27	$9.99	$16.82
FIFO impact, favorable	(2.62)	(2.44)	(1.24)	(0.46)
Refining margin adjusted for FIFO impact*	10.09	17.83	8.75	16.36
Gross profit*	7.10	16.49	2.53	11.89
Gross profit excluding flood insurance recovery*	7.10	14.20	2.53	10.72
Direct operating expenses and major scheduled turnaround expenses	4.16	4.43	5.89	4.43
Direct operating expenses excluding major scheduled turnaround expenses	3.98	4.29	4.41	4.35
Direct operating expenses and major scheduled turnaround expenses per barrel sold	3.84	4.03	5.28	4.00
Direct operating expenses excluding major scheduled turnaround expenses per barrel sold	$3.67	$3.90	$3.95	$3.94
Barrels sold (barrels per day)	138,021	144,183	130,429	142,587
______________________________
* See “Use of Non-GAAP Financial Measures” below.

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Coffeyville Refinery Throughput and Production Data (bpd):
Throughput:
Sweet	101,548	76.2%	112,867	81.2%	97,242	78.1%	106,734	77.3%
Medium	3,429	2.6%	1,082	0.8%	2,471	2.0%	3,841	2.8%
Heavy sour	22,433	16.8%	16,954	12.2%	17,174	13.8%	18,298	13.3%
Total crude oil throughput	127,410	95.6%	130,903	94.2%	116,887	93.9%	128,873	93.4%
All other feedstocks and blendstocks	5,844	4.4%	8,122	5.8%	7,594	6.1%	9,168	6.6%
Total throughput	133,254	100.0%	139,025	100.0%	124,481	100.0%	138,041	100.0%
Production:
Gasoline	67,819	49.9%	66,374	46.6%	65,927	52.2%	67,110	47.5%
Distillate	57,549	42.4%	62,257	43.7%	52,348	41.4%	60,843	43.0%
Other (excluding internally produced fuel)	10,491	7.7%	13,722	9.7%	8,130	6.4%	13,477	9.5%
Total refining production (excluding internally produced fuel)	135,859	100.0%	142,353	100.0%	126,405	100.0%	141,430	100.0%

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions, except operating statistics)
Wynnewood Refinery Financial Results:
Net sales	$385.3	$540.1	$690.1	$991.8
Cost of product sold	311.3	415.9	570.7	771.4
Refining margin*	74.0	124.2	119.4	220.4
Direct operating expenses	35.8	37.5	76.4	74.1
Major scheduled turnaround expenses	—	—	—	—
Depreciation and amortization	12.6	12.5	25.3	25.1
Gross profit*	$25.6	$74.2	$17.7	$121.2

Refining margin adjusted for FIFO impact*	$58.1	$116.9	$108.4	$219.1

Wynnewood Refinery Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$10.83	$17.10	$8.58	$15.74
FIFO impact, favorable	(2.32)	(1.01)	(0.79)	(0.09)
Refining margin adjusted for FIFO impact*	8.51	16.09	7.79	15.65
Gross profit*	3.74	10.21	1.27	8.66
Direct operating expenses and major scheduled turnaround expenses	5.24	5.16	5.49	5.29
Direct operating expenses excluding major scheduled turnaround expenses	5.24	5.16	5.49	5.29
Direct operating expenses and major scheduled turnaround expenses per barrel sold	5.22	5.16	5.44	5.23
Direct operating expenses excluding major scheduled turnaround expenses per barrel sold	$5.22	$5.16	$5.44	$5.23
Barrels sold (barrels per day)	75,347	79,848	77,239	78,289

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Wynnewood Refinery Throughput and Production Data (bpd):
Throughput:
Sweet	75,126	97.3%	79,824	97.3%	76,458	97.2%	77,348	96.6%
Medium	—	—%	—	—%	—	—%	—	—%
Heavy sour	—	—%	—	—%	—	—%	—	—%
Total crude oil throughput	75,126	97.3%	79,824	97.3%	76,458	97.2%	77,348	96.6%
All other feedstocks and blendstocks	2,108	2.7%	2,246	2.7%	2,233	2.8%	2,687	3.4%
Total throughput	77,234	100.0%	82,070	100.0%	78,691	100.0%	80,035	100.0%
Production:
Gasoline	40,511	53.7%	41,065	51.2%	41,178	53.5%	41,153	52.4%
Distillate	29,073	38.6%	33,624	42.0%	29,961	39.0%	31,832	40.5%
Other (excluding internally produced fuel)	5,789	7.7%	5,438	6.8%	5,770	7.5%	5,534	7.1%
Total refining production (excluding internally produced fuel)	75,373	100.0%	80,127	100.0%	76,909	100.0%	78,519	100.0%
______________________________
Cost of product sold, direct operating expenses and selling, general and administrative expenses are all reflected exclusive of depreciation and amortization.

* See “Use of Non-GAAP Financial Measures” below.

Use of Non-GAAP Financial Measures

To supplement our actual results in accordance with GAAP for the applicable periods, the Partnership also uses the non-GAAP financial measures noted above, which are reconciled to our GAAP-based results below. These non-GAAP financial measures should not be considered an alternative for GAAP results. The adjustments are provided to enhance an overall understanding of the Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

Refining margin per crude oil throughput barrel is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization). Refining margin is a non-GAAP measure that we believe is important to investors in evaluating our refineries’ performance as a general indication of the amount above our cost of product sold at which we are able to sell refined products. Each of the components used in this calculation (net sales and cost of product sold exclusive of depreciation and amortization) can be taken directly from our Statements of Operations. Our calculation of refining margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. In order to derive the refining margin per crude oil throughput barrel, we utilize the total dollar figures for refining margin as derived above and divide by the applicable number of crude oil throughput barrels for the period. We believe that refining margin is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

Refining margin per crude oil throughput barrel adjusted for FIFO impact is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization) adjusted for FIFO impact. Refining margin adjusted for FIFO impact is a non-GAAP measure that we believe is important to investors in evaluating our refineries’ performance as a general indication of the amount above our cost of product sold (taking into account the impact of our utilization of FIFO) at which we are able to sell refined products. Our calculation of refining margin adjusted for FIFO impact may differ from calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. Under our FIFO accounting method, changes in crude oil prices can cause fluctuations in the inventory valuation of our crude oil, work in process and finished goods, thereby resulting in a favorable FIFO impact when crude oil prices increase and an unfavorable FIFO impact when crude oil prices decrease.

Gross profit is calculated as the difference between net sales, cost of product sold (exclusive of depreciation and amortization), direct operating expenses (exclusive of depreciation and amortization), major scheduled turnaround expenses, flood insurance recovery and depreciation and amortization. Gross profit per crude throughput barrel is calculated as gross profit as derived above divided by our refineries’ crude oil throughput volumes for the respective periods presented. Gross profit is a non-GAAP measure that should not be substituted for operating income. Management believes it is important to investors in evaluating our refineries’ performance and our ongoing operating results. Our calculation of gross profit may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

EBITDA and Adjusted EBITDA. EBITDA represents net income before (i) interest expense and other financing costs, net of interest income, (ii) income tax expense and (iii) depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for (i) FIFO impact, favorable; (ii) share-based compensation, non-cash; (iii) loss on extinguishment of debt; (iv) major scheduled turnaround expenses; (v) loss on derivatives, net, (vi) current period settlements on derivative contracts and (vii) flood insurance recovery. We present Adjusted EBITDA because it is the starting point for our calculation of available cash for distribution. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flow from operations. Management believes that EBITDA and Adjusted EBITDA enable investors to better understand our ability to make distributions to our common unitholders, help investors evaluate our ongoing operating results and allow for greater transparency in reviewing our overall financial, operational and economic performance. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three and six months ended June 30, 2016 and 2015 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions)
Net income	$78.1	$227.8	$10.1	$274.5
Add:
Interest expense and other financing costs, net of interest income	10.1	10.3	20.9	21.5
Income tax expense	—	—	—	—
Depreciation and amortization	31.6	34.2	63.1	68.2
EBITDA	119.8	272.3	94.1	364.2
Add:
FIFO impact, favorable	(46.2)	(36.4)	(37.4)	(11.9)
Share-based compensation, non-cash	—	(0.1)	—	0.1
Major scheduled turnaround expenses	2.1	1.7	31.5	1.7
Loss on derivatives, net	1.9	12.6	3.1	64.0
Current period settlements on derivative contracts(1)	7.1	(28.5)	28.5	(34.8)
Flood insurance recovery(2)	—	(27.3)	—	(27.3)
Adjusted EBITDA	$84.7	$194.3	$119.8	$356.0
_________________________

(1)
Represents the portion of loss on derivatives, net related to contracts that matured during the respective periods and settled with counterparties. There are no premiums paid or received at inception of the derivative contracts and upon settlement, there is no cost recovery associated with these contracts.

(2)
Represents an insurance recovery from Coffeyville Resources Refining and Marketing, LLC’s environmental insurance carriers as a result of the flood and crude oil discharge at the Coffeyville refinery on June/July 2007.

Available cash for distribution is not a recognized term under GAAP. Available cash should not be considered in isolation or as an alternative to net income or operating income as a measure of operating performance. In addition, available cash for distribution is not presented as, and should not be considered, an alternative to cash flows from operations or as a measure of liquidity. Available cash as reported by the Partnership may not be comparable to similarly titled measures of other entities, thereby limiting its usefulness as a comparative measure.

Available cash begins with Adjusted EBITDA reduced for cash needed for (i) debt service; (ii) reserves for environmental and maintenance capital expenditures; (iii) reserves for major scheduled turnaround expenses and (iv) to the extent applicable, reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate, if any. Available cash for distribution may be increased by the release of previously established cash reserves, if any, and other excess cash, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

A reconciliation of Adjusted EBITDA to Available cash for distribution is as follows:

	Three Months Ended June 30, 2016	Six Months Ended June 30, 2016
	(in millions, except per unit data)
Adjusted EBITDA	$84.7	$119.8
Adjustments:
Less:
Cash needs for debt service	(10.0)	(20.0)
Reserves for environmental and maintenance capital expenditures	(40.0)	(56.4)
Reserves for major scheduled turnaround expenses	(15.0)	(23.7)
Reserves for future operating needs	(19.7)	(19.7)
Available cash for distribution	$—	$—

Available cash for distribution, per unit	$—	$—
Common units outstanding	147.6	147.6

Q3 2016 Outlook. The table below summarizes our outlook for certain refining statistics for the third quarter of 2016. See “forward looking statements.”

	Q3 2016
	Low	High
Refinery Statistics:
Total crude oil throughput (bpd)	190,000	205,000
Total refining production (bpd)	200,000	215,000